SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)



                           1-800-ATTORNEY, INC. (ATTY)
                                (Name of Issuer)



                           Common Stock, No Par Value
                         (Title of Class of Securities)



                                   744654-10-4
                                 (CUSIP Number)



                                February 23, 2002
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.744654-10-4                  13G                 Page  2  of  8  Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Carl Tiedemann

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 98,814

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                553,359

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               98,814

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  553,359
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          652,173

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          12.14%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No.744654-10-4                  13G                 Page  3  of  8  Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Hans Tiedemann

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 39,526

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                553,359

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               39,526

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  553,359
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          592,885

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          11.04%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Tiedemann Investment Group

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY




4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                158,102

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               394,257

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              158,102

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 394,257
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         553,359

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         10.03%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No.744654-10-4                  13G                 Page  5  of  8  Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          George Boltres

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY




4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                98,814

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               395,257

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              98,814

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 395,257
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         494,071

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         9.19%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.744654-10-4                  13G                 Page  6  of  8  Pages

This Schedule 13G is being filed to report that the ownership of Carl Tiedemann, Hans Tiedemann and Tiedemann Investment Group (together, the "Reporting Persons") in the Common Stock, no par value per share (the "Shares") of 1-800-ATTORNEY, INC. (ATTY).


Item 1(a).  Name of Issuer:



            1-800-ATTORNEY, INC. (ATTY)

Item 1(b).  Address of Issuer's Principal Executive Offices:



            ____________________________________________________________________

Item 2(a).  Name of Persons Filing:
Carl Tiedemann
Hans Tiedemann
George Boltres
Tiedemann Investment Group

Item 2(b).  Address of Principal Business Office, or if None, Residence:
535 Madison Avenue
35th Floor
New York, N.Y. 10022-4212

Item 2(c).  Citizenship:
Messrs. Tiedemann and Mr. Boltres - United States citizens
Tiedemann Investment Group - New York limited partnership


Item 2(d).  Title of Class of Securities:
Common Stock, no par value


Item 2(e).  CUSIP Number:
744654-10-4


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.


     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.744654-10-4                  13G                 Page  7  of  8  Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          Carl Tiedemann - 652,173; Hans Tiedemann - 592,805;
          George Boltres - 494,071
          Tiedemann Investment Group - 553,359

     (b)  Percent of class:
          Carl Tiedemann - 12.14%; Hans Tiedemann - 11.04%;
          George Boltres - 9.19%;
          Tiedemann Investment Group - 10.3%

     (c)  Number of shares as to which such person has:
          Carl Tiedemann - 553,359 shares with shared power to vote or to direct the vote; 98,814 shares with sole power to vote or to direct the vote; 553,359 shares with shared power to dispose or to direct the disposition of; 98,814 shares with the sole power to dispose or to direct the disposition of;

          Hans Tiedemann - 553,359 shares with shared power to vote or to direct the vote; 39,526 shares with sole power to vote or to direct the vote; 553,359 shares with shared power to dispose or direct the disposition of; 39,526 shares with the sole power to dispose or to direct the disposition of;

          George Boltres - 395,257 shares with shared power to vote or to direct the vote; 98,814 shares with sole power to vote or direct the vote; 395,275 shares with shared power to dispose or direct the disposition of; 98,814 shares with sole power to dispose or the client to disposition of

          Tiedemann Investment Group - 394,257 shares with shared power to vote or to direct the vote; 158,102 shares with sole power to vote or to direct the vote; 394,257 shares with shared power to dispose or to direct the disposition of; 158,102 shares with the sole power to dispose or to direct the disposition of.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


_______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to Section
240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          ______________________________________________________________________


Item 10.  Certifications.

          The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     /s/ Carl Tiedemann
                                                     ---------------------------
                                                     Carl Tiedemann

                                                     /s/ Hans Tiedemann
                                                     ---------------------------
                                                     Hans Tiedemann

                                                     /s/ George Boltres
                                                     ---------------------------
                                                     George Boltres

                                                     Tiedmann Investment Group

                                                     By: /s/ Carl Tiedemann
                                                     ---------------------------
                                                     Carl Tiedemann
                                                     Senior Partner

                                                                       Exhibit A
                                                                       ---------

                                    AGREEMENT
                                    ---------

     The undersigned agree that this Schedule 13G dated February 23, 2002 relating to the Common Stock, no par value of 1-800-ATTORNEY, INC. (ATTY) shall be filed on behalf of the undersigned.

                                                     /s/ Carl Tiedemann
                                                     ---------------------------
                                                     Carl Tiedemann

                                                     /s/ Hans Tiedemann
                                                     ---------------------------
                                                     Hans Tiedemann

                                                     /s/ George Boltres
                                                     ---------------------------
                                                     George Boltres

                                                     Tiedmann Investment Group

                                                     By: /s/ Carl Tiedemann
                                                     ---------------------------
                                                     Carl Tiedemann
                                                     Senior Partner




79575.050 #318122